EXHIBIT 5.1
Phone: 215-569-5500
Fax: 215-569-5555
June 19, 2009
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, New Jersey 08009

Re:	A.C. Moore Arts & Crafts, Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to A.C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company relating to the offer and sale of up to 4,127,368 shares of the Company’s common stock, no par value per share (the “Shares”), by Glenhill Special Opportunities Master Fund LLC (the “Selling Security Holder”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
     Although as special counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we do not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.
     In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement (including all exhibits thereto); (ii) the Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws; (iii) resolutions adopted by the Company’s Board of Directors; and (iv) a certification from an officer of the Company. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.
     This opinion is limited to the laws of the Commonwealth of Pennsylvania.
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June 19, 2009

     Based upon and subject to the foregoing and the qualifications and limitations set forth herein, we are of the opinion that the Shares to be offered and sold by the Selling Security Holder have been duly authorized and, when issued by the Company to the Selling Security Holder, the Shares were validly issued, fully paid and non-assessable.
     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.
     This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to any and all reference to us in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME LLP

BLANK ROME LLP